Compass Pathways Announces Third Quarter 2024 Financial Results and Business Updates

•Top-line COMP005 data for COMP360 phase 3 pivotal program in treatment-resistant depression now expected in second quarter 2025

•COMP006 data will now be announced after 26-week time point, expected in the second half of 2026

•Strategic reorganization to focus all efforts on COMP360 program resulting in reduction of workforce of approximately 30%

•Cash position of $207 million

•Conference call on October 31 at 8:00 am ET (12:00 pm UK)

London and New York, October 31, 2024
Compass Pathways plc (Nasdaq: CMPS) (“Compass”), a biotechnology company dedicated to accelerating access to evidence-based innovation in mental health, today reported its financial results for the third quarter 2024 and an update on recent business progress.

“Ensuring the success of our lead COMP360 program is our absolute priority. We remain confident that COMP360 can be an effective therapy for patients with serious mental illness and our focus on delivering new treatment options for patients living with treatment-resistant depression remains paramount,” said Kabir Nath, Chief Executive Officer of Compass Pathways. “The shift in the phase 3 pivotal program timeline has forced us to look carefully at our operations and ensure that every resource is focused on this goal. As such, we have made the difficult decision to reduce our workforce and exit activities that are not directly tied to the completion of the trials, regulatory filing and commercialization if approved. These are necessary strategic decisions that we believe will position the COMP360 program for success.”

Business highlights
COMP360 psilocybin treatment in TRD
The phase 3 clinical program of COMP360 psilocybin treatment in TRD is the largest randomized, controlled, double-blind psilocybin treatment clinical program ever conducted. Top-line pivotal COMP005 trial data is expected in the second quarter 2025. In addition, as a result of the increased regulatory scrutiny on functional unblinding, the company has decided to shift the data release for COMP006 until after the 26-week time point and the completion of the blinded portion has been reached for all patients to protect against the risk of unblinding. With this change, Compass now expects data for COMP006 in the second half of 2026.

Prioritization of resources
As a result of changing timelines for the phase 3 trials, we will be reducing our workforce by approximately 30%, including eliminating some senior management positions, to further focus the organization and its capital resources on successfully delivering the COMP360 program. Our non-COMP360 preclinical efforts will be stopped and we are exploring a potential externalization for our digital health tools.

Financial highlights
•Net loss for the three months ended September 30, 2024, was $38.5 million, or $0.56 loss per share (including non-cash share-based compensation expense of $5.0million), compared with $33.4 million, or $0.67 loss per share, during the same period in 2023

(including non-cash-share-based compensation expense of $4.4 million).
•Net loss for the nine months ended September 30, 2024, was $111.8 million, or $1.67 loss per share (including non-cash share-based compensation expense of $15 million), compared with $85.9 million, or $1.81 loss per share, during the same period in 2023 (including non-cash-share-based compensation expense of $13.1 million).
•Research and development expenses were $32.9 million for the three months ended September 30, 2024, compared with $21.5 million during the same period in 2023. The increase was primarily attributable to development expenses associated with advancing our late-stage COMP360 phase 3 clinical trials and increased personnel expenses due to increased R&D headcount.
•Research and development expenses were $86.9 million for the nine months ended September 30, 2024, compared with $60.4 million during the same period in 2023. The increase was primarily attributable to development expenses associated with advancing our late-stage COMP360 phase 3 clinical trials and increased personnel expenses due to increased R&D headcount.
•General and administrative expenses were $15.0 million for the three months ended September 30, 2024, compared with $12.5 million during the same period in 2023. The increase was primarily attributable to increased personnel expenses due to increased headcount supporting our corporate functions and increased legal and professional fees due to consulting, legal advice and patent applications.
•General and administrative expenses were $42.9 million for the nine months ended September 30, 2024, compared with $38.1 million during the same period in 2023. The increase was primarily attributable to increased personnel expenses due to increased headcount supporting our corporate functions and increased legal and professional fees due to consulting, legal advice and patent applications.
•Cash and cash equivalents were $207 million as of September 30, 2024, compared with $220.2 million as of December 31, 2023.
•Debt was $29.8 million as of September 30, 2024, compared with $28.8 million as of December 31, 2023.

Financial Guidance
Fourth quarter 2024 net cash used in operating activities is expected to be in the range of $37 million to $43 million. The full-year 2024 net cash used in operating activities is expected to be in the range of $114 million to $120 million. The cash position at September 30, 2024, is expected to be sufficient to fund operating expenses and capital expenditure requirements at least into 2026.

Conference call
The management team will host a conference call at 8:00 am ET (12:00 pm UK) on October 31, 2024. A live webcast of the call will be available on the Compass Pathways website at Third Quarter 2024 Financial Results. The webcast will also be on the Investors section of the Compass Pathways website for 30 days.

About Compass Pathways
Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health. Our focus is on improving the lives of those who are living with mental health challenges and who are not helped by existing standards of care. We are pioneering the development of a new model of psilocybin treatment, in which our proprietary formulation of synthetic psilocybin, COMP360, is administered in conjunction with psychological support. COMP360 has Breakthrough Therapy designation from the US Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD).

We have commenced a phase 3 clinical program of COMP360 psilocybin treatment in TRD, the largest randomized, controlled, double-blind psilocybin treatment clinical program ever conducted. Previously, we completed a phase 2b study with top line data showing a statistically significant (p<0.001) and clinically relevant improvement in depressive symptom severity after three weeks for patients who received a single 25mg dose of COMP360 psilocybin with psychological support. We have completed an open label phase 2 study of COMP360 psilocybin treatment for post-traumatic stress disorder (PTSD), and we are currently conducting a phase 2 clinical study in anorexia nervosa.
Compass is headquartered in London, UK, with offices in New York and San Francisco in the US. Our vision is a world of mental wellbeing.

Availability of other information about Compass Pathways
Investors and others should note that we communicate with our investors and the public using our website (www.compasspathways.com), our investor relations website (ir.compasspathways.com), and on social media (LinkedIn), including but not limited to investor presentations and investor fact sheets, US Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in us to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include additional social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “potential” and “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, our financial guidance; our business strategy and goals, our expectations and projections about the company’s future cash needs and financial results; our plans for a strategic reorganization, including a reduction in workforce, and our expectations regarding impact and cost savings from our planned reduction in workforce; our plans and expectations regarding our phase 3 trials in TRD, including our expectations regarding the time periods during which the results of the two Phase 3 trials will become available; the potential for the pivotal phase 3 program in TRD, any future trials in PTSD, or other trials to support regulatory filings and approvals; our expectations regarding the safety or efficacy of our investigational COMP360 psilocybin treatment, including as a treatment for treatment of TRD, PTSD, and anorexia nervosa; our expectations regarding the benefits of our investigational COMP360 psilocybin treatment; and our plans, expectations and ability to achieve our goals related to the research collaboration agreements. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These risks, uncertainties, and other factors include, among others: we will require substantial additional funding to achieve our business goals, including to repay the term loan facility, and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials and research and development efforts; the availability of future tranches under the term loan facility is dependent, in part, on the approval of the lender, achievement of certain milestones and other factors; clinical development is lengthy and outcomes are uncertain, and therefore our phase 3 clinical trials in TRD and our other clinical trials may be delayed or terminated; the results of early-stage clinical trials of our investigational COMP360 psilocybin treatment may not be predictive of the results of later stage clinical trials; our efforts to obtain marketing approval from the applicable regulatory authorities in any jurisdiction for COMP360 or any of future product candidates may be unsuccessful; the risk that our research collaborations will not continue or will not be successful; and our efforts to obtain coverage and reimbursement for our investigational COMP360 psilocybin treatment, if approved, may be unsuccessful; and those risks and uncertainties described under the heading “Risk Factors” in our most recent annual report on Form 10-K or quarterly report on Form 10-Q and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”) , which are available on the SEC’s website at www.sec. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on our current expectations and speak only as of the date hereof.

Enquiries
Media: Sally Bain, sally.bain@compasspathways.com, + 1 781 458 0443
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324

COMPASS PATHWAYS PLC
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	September 30,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$206,953	$220,198
Restricted cash	389	440
Prepaid expenses and other current assets	26,319	40,658
Total current assets	233,661	261,296
NON-CURRENT ASSETS:
Operating lease right-of-use assets	2,745	4,306
Deferred tax assets	4,414	3,336
Long-term prepaid expenses and other assets	6,518	7,049
Total assets	$247,338	$275,987
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,233	$5,892
Accrued expenses and other liabilities	13,522	11,301
Debt, current portion	2,156	—
Operating lease liabilities - current	2,300	2,411
Total current liabilities	26,211	19,604
NON-CURRENT LIABILITIES
Debt, non-current portion	27,638	28,757
Operating lease liabilities - non-current	459	1,882
Total liabilities	$54,308	$50,243
SHAREHOLDERS' EQUITY:
Ordinary shares, £0.008 par value; 68,409,068 and 61,943,471 shares authorized, issued and outstanding at September 30, 2024 and December 31, 2023, respectively	699	635
Additional paid-in capital	700,273	621,645
Accumulated other comprehensive loss	(16,542)	(16,926)
Accumulated deficit	(491,400)	(379,610)
Total shareholders' equity	193,030	225,744
Total liabilities and shareholders' equity	$247,338	$275,987

COMPASS PATHWAYS PLC
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
OPERATING EXPENSES:
Research and development	$32,928	$21,526	$86,898	$60,379
General and administrative	14,968	12,536	42,893	38,135
Total operating expenses	47,896	34,062	129,791	98,514
Loss from operations:	(47,896)	(34,062)	(129,791)	(98,514)
OTHER INCOME (EXPENSE), NET:
Benefit from R&D tax credit	4,084	2,685	10,894	9,521
Interest income	1,977	1,015	6,645	2,357
Interest expense	(1,137)	(1,080)	(3,347)	(1,080)
Foreign exchange gains (losses)	4,452	(1,997)	3,894	2,064
Other income	191	112	486	106
Total other income, net	9,567	735	18,572	12,968
Loss before income taxes	(38,329)	(33,327)	(111,219)	(85,546)
Income tax expense	(173)	(62)	(571)	(386)
Net loss	$(38,502)	$(33,389)	$(111,790)	$(85,932)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.56)	$(0.67)	$(1.67)	$(1.81)
Weighted average ordinary shares outstanding—basic and diluted	68,395,343	49,633,104	67,001,326	47,355,992

Net loss	$(38,502)	$(33,389)	$(111,790)	$(85,932)
Other comprehensive gain (loss):
Foreign exchange translation adjustment	339	(738)	384	(599)
Comprehensive loss	$(38,163)	$(34,127)	$(111,406)	$(86,531)